Exhibit 99.1

ZEO ScientifiX Announces Multidisciplinary Expert Faculty Lineup for the ZEO Xperience

Leading physicians, scientists, regulatory experts, and healthcare innovators will convene October 23–25 at Fort Lauderdale’s Pier Sixty-Six Resort + Marina for three days of regenerative medicine education, hands-on clinical training, and interdisciplinary collaboration.

FORT LAUDERDALE, FLORIDA — September 1, 2026 — ZEO ScientifiX, Inc. (OTCQB: ZEOX) (“ZEO ScientifiX” or the “Company”) today announced the multidisciplinary faculty and guest speaker lineup for the inaugural ZEO Xperience, a three-day immersive regenerative medicine event for healthcare professionals taking place October 23–25, 2026, at Pier Sixty-Six Resort + Marina in Fort Lauderdale, Florida.

Bringing together physicians, scientists, regulatory professionals, clinical educators, and healthcare innovators from across the country, the ZEO Xperience is designed to create a setting where healthcare professionals can explore regenerative medicine from multiple perspectives, including the underlying science and manufacturing of biologics, the current regulatory landscape, current clinical best practices for a variety of applications, and practice implementation.

The announced lineup reflects the interdisciplinary nature of regenerative medicine itself, with experts representing dermatology, orthopedics, sports medicine, regenerative plastic surgery, cardiovascular medicine, regulatory law, regenerative science, intimate health, aesthetics, and healthcare business development.

“Regenerative medicine does not exist within a single specialty, and we did not want the ZEO Xperience to be built around a single perspective,” said Sean Vega-Stanton, M.S., General Manager of ZEO ScientifiX. “We are bringing together physicians, scientists, regulatory experts, and industry leaders who approach this field from very different angles. That diversity is what makes the faculty so exciting. Attendees will have the opportunity to understand the science, discuss the regulatory environment, learn clinical techniques, and hear directly from experts who are applying these concepts across multiple areas of medicine.”

Hands-On Training Led by Specialized Clinical Faculty

A defining component of the ZEO Xperience will take place on Saturday, October 24, when attendees transition from classroom-based education into focused clinical training.

The Saturday Training faculty includes:

●	Stacy Chimento, M.D., FAAD — Aesthetics & Hair

●	Michael Magee, M.D. — Orthopedics, including ligaments and small joints

●	Joseph Banno, M.D. — Male Intimate Health

●	Carolyn DeLucia, M.D. — Female Intimate Health

●	Constantino Mendieta, M.D. — Regenerative Plastic Surgery

Training will span regenerative aesthetics, orthopedic applications, image-guided and joint-focused techniques, intimate health, and other physician-directed applications, creating opportunities for attendees to learn directly from clinicians with experience in their respective specialties.

Rather than separating scientific education from clinical implementation, the ZEO Xperience was intentionally structured to connect the two.

“Physicians are asking increasingly sophisticated questions about regenerative medicine, and meaningful education has to meet that demand,” said Ian Bothwell, CEO of ZEO ScientifiX. “That means understanding where biologics come from and how they are manufactured, but it also means understanding regulation, patient selection, clinical technique, and how these technologies fit responsibly within a medical practice. Bringing this caliber and range of expertise into one program allows for a much more complete conversation.”

Expanding ZEO ScientifiX’s Investment in Physician Education

The ZEO Xperience builds on ZEO ScientifiX’s expanding physician-education platform, which includes Master Classes, webinars, scientific programming, clinical collaborations, national educational partnerships, and multidisciplinary faculty engagement.

By bringing these efforts together into a single immersive weekend, the Company aims to create an environment where healthcare professionals can engage directly with experts, ask difficult questions, exchange clinical perspectives, and build relationships with other providers exploring the evolving regenerative medicine field.

“The goal is not simply to put speakers on a stage,” Vega-Stanton added. “The goal is to put the right people in the same room and create meaningful interaction between them. A dermatologist may see regenerative medicine differently than an orthopedic physician, a scientist, a plastic surgeon, or a regulatory attorney. When those perspectives come together, the conversation becomes significantly more valuable. That is the experience we are building.”

Attendance for the inaugural ZEO Xperience is intentionally limited to support meaningful interaction between attendees, faculty, exhibitors, and participating healthcare professionals.

Registration is currently open for the October 23–25, 2026 ZEO Xperience at Pier Sixty-Six Resort + Marina in Fort Lauderdale, Florida. Full-event and select single-day attendance options are available.

Faculty, speakers, programming, and schedule are subject to change.

About ZEO ScientifiX, Inc. (OTCQB: ZEOX)

ZEO ScientifiX, Inc. (OTCQB: ZEOX) is an SEC-reporting, clinical-stage biopharmaceutical company focused on the research, development, and manufacturing of regenerative biologics. Operating from Nova Southeastern University’s Center for Collaborative Research in Davie, Florida, the Company works at the intersection of scientific innovation, regenerative biologics, and physician education.

Through its scientific initiatives, educational programming, clinical collaborations, and relationships with healthcare professionals, ZEO ScientifiX is focused on supporting the responsible advancement of regenerative medicine and helping bridge emerging science with clinical practice.

For more information, visit ZEO ScientifiX’s website.

Forward-Looking Statements

Certain statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties.

Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Actual results could vary materially. ZEO ScientifiX has no intention and specifically disclaims any duty to update the information contained in this press release except as may be required by applicable law.

Media Contact

ZEO ScientifiX, Inc.
Sean Vega-Stanton
GM
Sean@zeoscientifix.com